INFORMATION REQUIRED IN PROXY STATEMENT

                                SCHEDULE 14A INFORMATION

                      Proxy Statement Pursuant to Section 14(a) of
                          the Securities Exchange Act of 1934

Filed by the registrant       /x/
Filed by a party other than the registrant  / /
Check the appropriate box:


/ /  Preliminary proxy statement    / /  Confidential, for Use of Commission
                                         Only (as permitted by Rule 14a-6(e)(2))

/x/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           THE DUN & BRADSTREET CORPORATION
------------------------------------------------------------------------------
                    (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
------------------------------------------------------------------------------

Payment of filing fee (Check the appropriate box):

/x/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or Rule
     14a-6(i)(2).

/ /  $500 per each party per Exchange Act Rule 14a-6(i)(3), or Rule
     14a-6(i)(2).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

[DUN & BRADSTREET LOGO]

                                             187 Danbury Road, Wilton, CT 06897

                                             March 8, 1996

Dear Shareholder:

     You are cordially invited to attend the 1996 Annual Meeting of Shareholders of The Dun & Bradstreet Corporation on Tuesday, April 16, 1996 at 9:30 A.M. at 1209 Orange Street, Wilmington, Delaware.

     The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. The Annual Report for the year ended December 31, 1995 also is enclosed.

     Please promptly vote, date, sign and return your proxy for the meeting even though you plan to attend. You may vote in person at that time if you so desire.


                                          Sincerely,


                                          /s/ ROBERT E. WEISSMAN
                                          ------------------------------------
                                          Robert E. Weissman
                                          Chairman and Chief Executive Officer

  [LOGO]

                                      187 Danbury Road, Wilton, CT 06897

     NOTICE OF ANNUAL MEETING

     The Annual Meeting of Shareholders of The Dun & Bradstreet Corporation will be held on Tuesday, April 16, 1996 at 9:30 A.M. at 1209 Orange Street, Wilmington, Delaware, to take action on the following matters:

     1. To elect four Class III directors for a three-year term.

     2. To consider and vote upon the appointment of independent public accountants to audit the Company's consolidated financial statements for 1996.

     3.  To   consider   and  vote  upon  a   Shareholder   proposal   regarding
implementation of the MacBride Principles in Northern Ireland.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof. The Company knows of no other business to be brought before the meeting.

     The Board of Directors has fixed the close of business on February 20, 1996 as the record date for determination of Shareholders entitled to notice of, and to vote at, the meeting.

                                      By Order of the Board of Directors,


                                      /s/ ELLENORE O'HANRAHAN
                                      ------------------------------------------
                                      Ellenore O'Hanrahan, Secretary


           Dated: March 8, 1996

                                 PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Dun & Bradstreet Corporation ("Dun & Bradstreet") of proxies for the Annual Meeting of Shareholders to be held on April 16, 1996. Dun & Bradstreet and its subsidiaries are referred to herein, in the Notice of Annual Meeting and in the form of proxy/voting instruction card ("proxy") as the "Company." These proxy materials are being mailed to Shareholders commencing approximately March 8, 1996. The principal executive offices of Dun & Bradstreet are located at 187 Danbury Road, Wilton, Connecticut 06897 and its telephone number is (203) 834-4200.

     Sending in a signed proxy will not affect a Shareholder's right to attend the meeting and vote in person. Any Shareholder giving a proxy has the right to revoke it at any time before it is exercised by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of Dun & Bradstreet, or by attending the meeting and voting in person. All properly executed proxies not revoked will be voted at the meeting in accordance with the instructions contained therein. A proxy which is signed and returned by a Shareholder of record without specification marked in the instruction boxes will be voted, as to proposals specified in the proxy, in accordance with the recommendations of the Board of Directors as outlined in this Proxy Statement. If any other proposals are brought before the meeting and submitted to a vote, all proxies will be voted in accordance with the judgment of the persons voting the respective proxies.

     The preceding paragraph does not apply to shares held in a participant's account in the Dun & Bradstreet Profit Participation Plan (the "PPP") or the DonTech Profit Participation Plan (the "DPPP"). If such a participant has contributions to the PPP or DPPP invested in Dun & Bradstreet Common Stock, the proxy will serve as a voting instruction for the trustee of the PPP and DPPP, as well as a proxy for any shares registered in the participant's own name. Fractional shares held by a participant in the PPP or DPPP are not printed on the proxy but will be voted by the trustee as if included thereon. If a proxy covering shares in the PPP or DPPP has not been received prior to April 9, 1996 or if it is signed and returned without specification marked in the instruction boxes, the trustee will vote those PPP or DPPP shares in the same proportion as the respective PPP or DPPP shares for which it has received instructions. If proposals other than those specified in this Proxy Statement are brought before the meeting and submitted to a vote, all shares held in accounts in the PPP and DPPP will be voted in accordance with the judgment of the trustee of the PPP and DPPP.

     In connection with proxy soliciting material mailed to Shareholders, employees of Dun & Bradstreet may communicate with Shareholders personally or by telephone, telegraph or mail to solicit their proxies. Dun & Bradstreet also has retained the firm of Georgeson & Company Inc. to assist in the solicitation of proxies for a fee estimated at $10,000 plus expenses. Dun & Bradstreet will pay all expenses related to such solicitations of proxies. Dun & Bradstreet and Georgeson & Company Inc. will request banks and brokers to solicit proxies from their customers where appropriate and will reimburse them for reasonable out-of-pocket expenses.

     Shareholders of record at the close of business on February 20, 1996 are eligible to vote at the meeting. As of the close of business on February 20, 1996, Dun & Bradstreet had outstanding 169,776,647 shares of Common Stock, including 2,151,320 shares held by the trustee under the PPP and 80,031 shares held by the trustee under the DPPP. Each such share will be entitled to one vote. Additional shares held in Dun & Bradstreet's treasury at February 20, 1996, amounting to 18,644,349 shares of Common Stock, will not be voted.

     Dun & Bradstreet's by-laws provide that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at meetings of Shareholders. Shares that are present in person or represented by proxy but that abstain from voting are counted for purposes of establishing a quorum, as are shares where a broker holding stock in street name votes the shares on some matters but not others.

     With respect to the three matters to come before the Shareholders at the Annual Meeting, (i) directors shall be elected by a plurality of the voting power present in person or represented by proxy at the meeting and entitled to vote and (ii) the other two matters shall be determined by the affirmative vote of the majority of the voting power present in person or represented by proxy at the meeting and entitled to vote on the matter. With respect to the election of directors, only shares that are voted in favor of a particular nominee will be counted towards such nominee's achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the Shareholder properly withholds authority to vote for such nominee or broker non-votes will not be counted towards such nominee's achievement of a plurality. With respect to either of the other two matters to be voted upon, if the Shareholder abstains from voting or directs his proxy to abstain from voting, the shares are considered present at the meeting for such matter but, since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. With respect to broker non-votes on any such matter, the shares are not considered present at the meeting for such matter and they are, therefore, not counted in respect of such matter. Such broker non-votes do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

                              ELECTION OF DIRECTORS

     The members of the Board of Directors of Dun & Bradstreet are classified into three classes, one of which is elected at each Annual Meeting of Shareholders to hold office for a three-year term and until successors of such class are elected and have qualified.

     The Board of Directors has nominated Messrs. Robert J. Lanigan, Vernon R. Loucks Jr., M. Bernard Puckett and Volney Taylor for election as Class III Directors at the 1996 Annual Meeting for a three-year term expiring at the 1999 Annual Meeting of Shareholders. Messrs. Lanigan, Loucks and Taylor were re-elected directors at the 1993 Annual Meeting of Shareholders. Mr. Puckett was elected a director by the Board of Directors, effective April 19, 1995.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF
                                              ---
THE NOMINEES LISTED ABOVE.

     Dun & Bradstreet has announced its intention to create two new public companies, shares of which are to be distributed to the Shareholders of Dun & Bradstreet later in 1996. While the directors of the two new companies have not yet been selected, it is possible that one or more of the nominees named above or other members of the Board of Directors may be selected as a director of one of the new companies and, if so, may resign as a director of Dun & Bradstreet at the time that shares in the new companies are distributed to the Shareholders of Dun & Bradstreet.

     Except where otherwise instructed, proxies will be voted for election of all the nominees, all of whom are now members of the Board. Should any nominee for the office of director be unwilling or unable to serve as a director, which is not anticipated, it is intended that the persons acting under the proxy will have discretionary authority to vote for the election of another person in such nominee's stead in accordance with their judgment.

     With respect to directors who are officers of Dun & Bradstreet, the following information concerning positions with Dun & Bradstreet does not include positions as officers or directors of subsidiaries of Dun & Bradstreet which are part of the responsibilities of such persons and for which such persons receive no separate compensation.

     The following information as to principal occupations during the last five years, and other directorships in companies with a class of securities registered under Section 12 or subject to Section 15(d) of the Securities Exchange Act of 1934 or registered as an investment company under the Investment Company Act of 1940, is based upon information furnished by each person and is correct to the best knowledge of Dun & Bradstreet.



NOMINEES FOR CLASS III DIRECTORS FOR TERMS EXPIRING AT THE 1999 ANNUAL MEETING:

                       Positions with       Director     Principal Occupation                   Other
       Name           Dun & Bradstreet       Since      During Last Five Years      Age     Directorships
       ----           ----------------      --------    ----------------------      ---     -------------
Robert J. Lanigan     Director                1978   Chairman Emeritus,             67  Owens-Illinois, Inc.;
                                                     Owens-Illinois, Inc.,              Sonat, Inc.; Sonat
                                                     Toledo, OH (glass, paper,          Offshore Drilling
                                                     plastics and other packaging       Inc.; Chrysler
                                                     products) 1/24/92 to               Corporation; The
                                                     present; Chairman of the           Coleman Company, Inc.
                                                     Board 4/18/84 to 10/15/91;
                                                     Chief Executive Officer
                                                     1/1/84 to 9/30/90.

Vernon R. Loucks Jr.  Director                1978   Chairman of the Board, Chief   61  Baxter International
                                                     Executive Officer, Baxter          Inc.; Emerson Electric
                                                     International Inc.,                Co.; The Quaker Oats
                                                     Deerfield, IL (medical care        Company;
                                                     products and services)             Anheuser-Busch
                                                     9/16/87 to present;                Companies, Inc.
                                                     Chairman, President, Chief
                                                     Executive Officer 7/20/87 to
                                                     9/15/87; President, Chief
                                                     Executive Officer 5/3/80 to
                                                     7/19/87.

M. Bernard Puckett    Director                1995   President, Chief Executive     51  P-Com, Inc.; R.R.
                                                     Officer, Mobile                    Donnelley & Sons
                                                     Telecommunication                  Company.
                                                     Technologies Corp., Jackson,
                                                     MS (telecommunications)
                                                     5/25/95 to 1/3/96;
                                                     President, Chief Operating
                                                     Officer 1/11/94 to 5/24/95;
                                                     Senior Vice President --
                                                     Corporate Strategy and
                                                     Development, International
                                                     Business Machines
                                                     Corporation, Armonk, NY
                                                     (computers) 7/93 to 12/93;
                                                     General Manager of
                                                     Applications Solutions 1/91
                                                     to 7/93; President of Data
                                                     Systems Division 12/88 to
                                                     1/91.

Volney Taylor         Executive Vice          1984   Executive Vice President,      56
                      President, Director            The Dun & Bradstreet
                                                     Corporation 2/1/82 to
                                                     present.

CLASS I DIRECTORS HOLDING OFFICE FOR TERMS EXPIRING AT THE 1997 ANNUAL MEETING:

                       Positions with       Director     Principal Occupation              Other
      Name            Dun & Bradstreet       Since      During Last Five Years     Age  Directorships
      ----            ----------------      --------    ----------------------     ---  -------------
Hall Adams, Jr.       Director                1992   Former Chairman of the         62  McDonald's
                                                     Board, Chief Executive             Corporation; Sears,
                                                     Officer, Leo Burnett               Roebuck and Co.
                                                     Company, Inc., Chicago, IL
                                                     (advertising agency) 1/1/87
                                                     to 12/31/91.

Michael R. Quinlan    Director                1989   Chairman, Chief Executive      51  McDonald's
                                                     Officer, McDonald's                Corporation; The May
                                                     Corporation, Oak Brook, IL         Department Stores
                                                     (quick service restaurants)        Company.
                                                     3/31/90 to present;
                                                     President, Chief Executive
                                                     Officer 3/1/87 to 3/30/90;
                                                     President, Chief Operating
                                                     Officer 6/15/82 to 2/28/87.

Robert E. Weissman    Chairman, Chief         1981   Chairman, Chief Executive      55  State Street Boston
                      Executive Officer,             Officer, The Dun &                 Corporation.
                      Director                       Bradstreet Corporation
                                                     4/1/95 to present;
                                                     President, Chief Executive
                                                     Officer 1/1/94 to 3/31/95;
                                                     President, Chief Operating
                                                     Officer 1/1/85 to 12/31/93.




CLASS II DIRECTORS HOLDING OFFICE FOR TERMS EXPIRING AT THE 1998 ANNUAL MEETING:

                       Positions with      Director      Principal Occupation              Other
      Name            Dun & Bradstreet      Since       During Last Five Years     Age  Directorships
      ----            ----------------     --------     ----------------------     ---  -------------
Clifford  L.          Director               1993    President, Alexander &         62  MCI Communications
Alexander, Jr.                                       Associates, Inc.,                  Corporation; Dreyfus
                                                     Washington, D.C. (consulting       Third Century Fund;
                                                     firm specializing in               Dreyfus General Family
                                                     work-force inclusiveness)          of Funds; Dreyfus
                                                     1/81 to present.                   Premier Family of
                                                                                        Funds; Mutual of
                                                                                        America Life Insurance
                                                                                        Company; American Home
                                                                                        Products Corp.

 Mary Johnston Evans   Director              1990    Former Vice Chairman of the    66  Baxter International
                                                     Board, Amtrak (National            Inc.; Delta Air Lines,
                                                     Railroad Passenger                 Inc.; Household
                                                     Corporation), Washington,          International, Inc.;
                                                     D.C. 1975 to 1979.                 Sun Company, Inc.;
                                                                                        Scudder AARP Funds;
                                                                                        Scudder New Europe
                                                                                        Fund.

John R. Meyer         Director                1967   Professor, Harvard             68  Union Pacific
                                                     University 7/1/73 to present.      Corporation; Missouri
                                                                                        Pacific Railroad
                                                                                        Company; The Mutual
                                                                                        Life Insurance Company
                                                                                        of New York.

James R. Peterson     Director                1977   Former President, Chief        68  WMX Technologies, Inc.
                                                     Executive Officer, The
                                                     Parker Pen Company,
                                                     Janesville, WI (writing
                                                     instruments and temporary
                                                     help services) 1/1/82 to
                                                     1/31/85.

                        COMMITTEES OF THE BOARD AND MEETINGS

     The Audit Committee of the Board of Directors reviews the scope of the audits of the Company's internal audit staff, receives an annual summary of the results of such audits and reviews the scope of the audit of the Company's consolidated financial statements by independent public accountants and their report on such audit. The Audit Committee consists of Messrs. Lanigan (Chairman), Adams, Loucks, Meyer and Quinlan. The Audit Committee held three meetings during 1995.

     The Executive Compensation and Stock Option Committee of the Board of Directors (the "Committee") establishes, changes and revises all compensation arrangements for certain executives of the Company consistent with a statement of executive compensation philosophy adopted by the Board of Directors and subject to the Committee's own rules of procedure and such limitations as it may adopt. The Committee has further authority, consistent with the provisions of the Company's 1991 Key Employees Stock Option Plan, the Key Employees Performance Unit Plan, the Corporate Management Incentive Plan and the 1989 Key Employees Restricted Stock Plan, to select participants under the plans, to determine the number of shares to be covered by options and the provisions of performance units granted and generally to conduct and administer the plans and make all determinations in connection therewith as may be necessary or advisable. The Committee consists of Messrs. Peterson (Chairman), Lanigan, Loucks and Quinlan. The Committee held eight meetings during 1995.

     The Nominating Committee of the Board of Directors screens candidates for membership on the Board of Directors and makes recommendations to the Board of Directors. Shareholders' recommendations for nominees for membership on the Board of Directors will be considered by the Nominating Committee; the Nominating Committee has not adopted formal procedures for the submission of such recommendations. However, Shareholders may recommend nominees for membership on the Board of Directors to the Nominating Committee by submitting the names in writing to: Michael R. Quinlan, Chairman of the Nominating Committee, c/o The Dun & Bradstreet Corporation, 187 Danbury Road, Wilton, CT 06897. The Nominating Committee consists of Messrs. Quinlan (Chairman), Alexander, Lanigan, Loucks and Mrs. Evans. The Nominating Committee held one meeting during 1995.

     In addition to the foregoing, the Board of Directors has the following committees: the Employee Benefits Committee, consisting of Mrs. Evans (Chairman) and Messrs. Alexander, Meyer, Peterson, Puckett and Weissman; the Executive Committee, consisting of Messrs. Weissman (Chairman) and Meyer and Mrs. Evans; the Finance Committee, consisting of Messrs. Loucks (Chairman), Adams, Alexander, Peterson, Puckett, Quinlan and Weissman; and the Policy and Planning Committee, consisting of Mr. Meyer (Chairman) and all directors. During 1995, the following numbers of meetings of these committees were held: one meeting of the Employee Benefits Committee, no meetings of the Executive Committee, one meeting of the Finance Committee and one meeting of the Policy and Planning Committee.

     Nine regularly scheduled meetings of the Board of Directors were held during 1995. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and of the committees of the Board on which he or she served.

                      APPOINTMENT OF AND RELATIONSHIP WITH
                         INDEPENDENT PUBLIC ACCOUNTANTS

     Upon recommendation of the Audit Committee, the Board of Directors of Dun & Bradstreet has, subject to approval by the Shareholders, appointed Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as independent public accountants to audit the consolidated financial statements of the Company for the year 1996.

     Coopers & Lybrand also acted as independent public accountants for 1995. In connection with its audit of the consolidated financial statements of the Company, Coopers & Lybrand also audited the separate financial statements of certain subsidiaries, audited the financial statements of various benefit plans of the Company, reviewed certain filings with the Securities and Exchange Commission ("SEC") and performed certain non-audit services.

     The Audit Committee has reviewed each professional service provided by Coopers & Lybrand during 1995 and the types of professional non-audit services which may be provided by it in the future, and has concluded that the performance of non-audit services does not affect the independence of Coopers & Lybrand in its audit of the Company's consolidated financial statements.

     A representative of Coopers & Lybrand is expected to be present at the meeting. Such representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF
                                              ---
COOPERS & LYBRAND.


                     SHAREHOLDER PROPOSAL ON IMPLEMENTATION
                           OF THE MACBRIDE PRINCIPLES

     The New York City Employees Retirement System, c/o Comptroller of the City of New York, 1 Centre Street, New York, New York 10007, the beneficial owner ("Owner") of 418,620 shares of Dun & Bradstreet Common Stock ("Shares") on December 4, 1995; the New York City Teachers Retirement System, c/o Comptroller of the City of New York, 1 Centre Street, New York, New York 10007, Owner of 238,200 Shares on December 4, 1995; the New York City Fire Department Pension Fund, c/o Comptroller of the City of New York, 1 Centre Street, New York, New York 10007, Owner of 40,421 Shares on December 4, 1995; the New York City Police Pension Fund, c/o Comptroller of the City of New York, 1 Centre Street, New York, New York 10007, Owner of 122,519 Shares on December 4, 1995; and the Sisters of Saint Dominic, 1 Ryerson Avenue, Caldwell, New Jersey 07006, Owner of 100 Shares on October 23, 1995, have advised the Company that they will introduce at the meeting the following proposal and statement in support thereof. The Adrian Dominican Sisters, 4439 S. Komensky, Apt. 2, Chicago, Illinois 60632, Owner of 31,000 Shares on November 8, 1995; the Minnesota State Board of Investment, Suite 105, MEA Building, 55 Sherburne Avenue, St. Paul, Minnesota 55155, Owner of at least 112,426 Shares on October 25, 1995; the Congregation of the Sisters of Charity of the Incarnate Word, P.O. Box 230969, 6510 Lawndale, Houston, Texas 77223, Owner of 12,300 Shares on November 3, 1995; the Sisters of Charity of the Incarnate Word Health Care System, 2600 North Loop West, Houston, Texas 77092, Owner of 45,800 Shares on November 8, 1995; and Christian Brothers Investment Services, Inc., 675 Third Avenue, 31st Floor, New York, New York 10017, Owner of 38,550 Shares on October 27, 1995, have advised the Company that they intend to co-sponsor such proposal.

SHAREHOLDER PROPOSAL

     WHEREAS, Dun and Bradstreet operates a wholly-owned subsidiary in Northern Ireland, Dun and Bradstreet Ltd. of Belfast;

     WHEREAS, the on-going peace process in Northern Ireland encourages us to search for non-violent means for establishing justice and equality;

     WHEREAS, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as being one of the major causes of the conflict in that country;

     WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

          1. Increasing the representation of individuals from underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

          2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

          3. The banning of provocative religious or political emblems from the workplace.

          4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

          5. Layoff, recall, and termination procedures should not in practice, favor particular religious groupings.

          6. The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

          7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

          8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

          9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

     RESOLVED, Shareholders request the Board of Directors to:

          1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

SUPPORTING STATEMENT

     We believe that our company benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decisions.

     Continued discrimination and worsening employment opportunities have been cited as contributing to support for a violent solution to Northern Ireland's problems.

     Implementation of the MacBride Principles by Dun and Bradstreet will demonstrate its concern for human rights and equality of opportunity in its international operations.

     Please vote your proxy FOR these concerns.
                            ---
OPPOSING STATEMENT OF THE BOARD OF DIRECTORS

     In its statements opposing the adoption of identical Shareholder proposals presented at the 1989, 1990, 1991, 1992, 1993, 1994 and 1995 Annual Meetings of Shareholders, your Board of Directors confirmed the Company's long-standing commitment to equal opportunity in employment and pointed to the Company's firm policy that employment opportunities be extended to applicants and employees on an equal basis, regardless of an individual's race, creed, color, national origin, religion, age, sex or handicap. We confirm that this commitment and policy have not changed over the past year and that they are strongly supported by your Board of Directors.

     The Company's presence in Northern Ireland is limited to a small branch office of Dun & Bradstreet Limited (Irl.) ("D&B Ireland"), which is located in Bangor, Co. Down and employs 15 people, and a small branch office of A.C. Nielsen Co. Ltd. ("Nielsen"), which is located in Belfast and employs 3 people. These offices adhere to the standards of the Fair Employment (Northern Ireland) Act of 1989 (the "Act") and to the Company's own policy of equal employment opportunity. In April 1992, D&B Ireland registered with the Fair Employment Commission as required by the Act. Nielsen is not required to register with the Fair Employment Commission due to the small number of employees in the Belfast office. None of the Company, D&B Ireland, Nielsen or, to the Company's knowledge, the appropriate governmental agencies in Northern Ireland has ever received any complaint of religious or political discrimination with respect to the operations of D&B Ireland or Nielsen and the Company is satisfied that the employment practices adopted by the Bangor and Belfast offices are fair and non-discriminatory.

     The objective of both the MacBride Principles and the Act is to eliminate employment discrimination in Northern Ireland. The Company wholeheartedly supports this objective. However, by adopting the MacBride Principles, the Company would be accountable to two sets of similar, but not identical, fair employment guidelines.

     This would be neither necessary nor desirable, particularly in view of the Company's own internal policies and practices with respect to the promotion of fair and equal employment opportunities.

     ACCORDINGLY,  YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST APPROVAL OF
                                                             -------
THIS PROPOSAL.


                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

REPORT OF THE EXECUTIVE COMPENSATION AND STOCK OPTION COMMITTEE

   EXECUTIVE COMPENSATION PHILOSOPHY

     Dun & Bradstreet's executive compensation program reflects the following executive compensation philosophy, which was developed by the Executive Compensation and Stock Option Committee of the Board of Directors and adopted by the Board of Directors in April 1992:

       "Dun & Bradstreet's mission is to be the number one worldwide provider of quality business-to-business information and related services in the markets it serves. To support this and other strategic objectives as approved by the Board of Directors and to provide adequate returns to Shareholders, D&B must compete for, attract, develop, motivate and retain top quality executive talent at the Corporate Office and operating business units of the Company during periods of both favorable and unfavorable world-wide business conditions.

       D&B's executive compensation program is a critical management tool in achieving this goal. 'Pay for performance' is the underlying philosophy for D&B's executive compensation program. Consistent with this philosophy, the program has been carefully conceived and is independently administered by the Executive Compensation and Stock Option Committee (the "Committee") of the Board of Directors which meets regularly during the year and is comprised entirely of independent non-employee directors. The program is designed to link executive pay to corporate performance, including share price, recognizing that there is not always a direct and short-term correlation between executive performance and share price.

       To align Shareholder interests and executive rewards, significant portions of each D&B executive's compensation represent 'at risk' pay opportunities related to accomplishment of specific business goals.

       The program is designed and administered to:

       o provide annual, intermediate and longer term incentives that help focus each executive's attention on approved operating-unit and Corporate business goals the attainment of which, in the judgment of the Committee, should increase long-term Shareholder value.

       o link 'at risk' pay with appropriate measurable quantitative and qualitative achievements against approved performance parameters.

       o reward individual and team achievements that contribute to the attainment of the Corporation's business goals.

       o provide a balance of total compensation opportunities, including salary, bonus, and longer term cash and equity incentives, that are competitive with top-ranking, multi-divisional, global companies and reflective of the Corporation's performance.

       o support organizational changes and objectives which are strategic, structural or cultural."

     In seeking to link executive pay to corporate performance, the Committee believes that the most appropriate measure of corporate performance is the increase in long-term Shareholder value, which involves improving such quantitative performance measures as revenue, net income, cash flow, operating margins, earnings per share and return on shareholders' equity. The Committee may also consider qualitative corporate and individual factors which it believes bear on increasing the long-term value of the Company to its Shareholders. These include (i) the development of competitive advantage, (ii) the ability to deal effectively with the complexity and globalization of the Company's businesses, (iii) success in developing business strategies, managing costs and improving the quality of the Company's products and services as well as customer satisfaction, and (iv) the general performance of individual job responsibilities.

  COMPONENTS OF EXECUTIVE COMPENSATION PROGRAM

     Dun & Bradstreet's executive compensation program consists of (i) an annual salary and bonus, (ii) an intermediate-term incentive represented by potential performance unit awards, and (iii) a long-term incentive represented by stock options. As explained below, the bonuses, performance units and stock options serve to link executive pay to corporate performance, since the attainment of these awards depends upon meeting the quantitative and, if applicable, qualitative performance goals which serve to increase long-term Shareholder value.

     In 1995, the Shareholders approved changes in the Company's incentive plans to enable performance-based compensation to senior executives to qualify for tax-deductibility under the Internal Revenue Code with respect to grants applicable to 1996 and later years.

     Salary and Bonus. In December of each year, the Committee sets the annual salary of each executive officer, including those named in the Summary Compensation Table below (the "named executives"), for the following year and establishes a potential bonus opportunity the executive may earn for each of the quantitative and, if applicable, qualitative performance goals established by the Committee. The goals for 1995 consisted of a mix of targets for the performance measures of corporate earnings per share ("EPS"), net income and revenue, as well as, for certain executive officers, business unit operating income and revenue. In addition, the goals for the named executives other than Robert E. Weissman, the Company's Chairman and Chief Executive Officer, included qualitative goals relating to their job function. The Committee sets these targets early in the year after a detailed review by the Board of Directors of the Company's annual operating budget. No bonus is earned with respect to a performance measure unless a performance "floor" for that measure is exceeded; the bonus opportunity with respect to a measure is earned if the target is achieved; achievement between the floor and the target results in a lower bonus with respect to that performance measure. An amount larger than the bonus opportunity for each performance measure can be earned, up to a specified limit, for exceeding the target for that measure.

     The bonus portion of compensation is highly leveraged. For example, each 1% above or below the EPS, net income and revenue targets will have a positive or negative impact several times greater than 1% on the bonus actually earned versus the bonus opportunity. In addition, in the case of the 1995 corporate revenue target, no bonus would have been earned with respect to the revenue component if 1995 revenue had been below 1994 revenue. In ascertaining the achieved level of performance against the targets, the effects of certain extraordinary events, as determined by the Committee, such as (i) major acquisitions and divestitures, (ii) significant one-time charges, and (iii) changes in accounting principles required by the Financial Accounting Standards Board, are "compensation-neutral" for the year in which they occurred; that is, they are not taken into account in determining the degree to which the targets are met in that year. Dun & Bradstreet took a $448 million pre-tax accounting charge in the fourth quarter of 1995 in connection with the Company's plan to separate into three public corporations, which charge was treated as such a "compensation-neutral" event.

     Performance Units. Under Dun & Bradstreet's intermediate-term Performance Unit Plan, executive officers are granted performance units which represent the opportunity to earn cash and restricted stock at the end of a set period following the date of grant, based upon the degree to which previously established performance goals for that period have been met. Award periods that began in 1995 or earlier were three years in length. The goals for award periods that began in 1995 or earlier include floor and target corporate EPS and revenue growth performance targets, and there are leveraged payout rates that operate in a manner similar to the bonus plan described above.

     A new award period begins each year. The cash performance unit awards shown as paid in 1995 under "Long-Term Incentive Payouts" in the Summary Compensation Table were based on corporate EPS performance targets previously established by the Committee for the 1992-1994 period for the named executives other than Messrs. Taylor, Jacobi and Lievense, whose targets included operating unit revenues as well as EPS. Because the actual EPS results for the 1992-1994 period were slightly below the targets established, the payments to Mr. Weissman shown in the table were lower than they would have been if the targets had been met.

     It has been the Company's practice to award restricted stock at the end of an award period to executive officers who earn cash performance unit awards, based on achievement of the same performance goals underlying the cash awards. The amount of restricted stock that can be earned has been determined by the Committee at the time of the performance unit grant based on its judgment as to the appropriate amount of incentive compensation that should be in the form of stock in order to meet competitive compensation trends. For the 1992-1994 period, one-third of the total intermediate-term award to the named executives consisted of restricted stock, which was awarded in February 1995. Restricted stock is Dun & Bradstreet Common Stock that must be held for a specified period of time after it is issued before it can be sold or disposed of. (Currently, one-third of the restricted stock related to performance unit awards vests in each of the three years following the date of issue.) The executive is entitled to receive dividends and vote the stock during this period. If the executive leaves the Company other than by retirement, the unvested stock generally is forfeited. Thus, performance-based restricted stock awards serve as both a reward for performance and a retention device for key executives, as well as aligning their interests with Shareholders as a group.

     Stock Options. The long-term component of Dun & Bradstreet's executive compensation program consists of stock option grants. The options permit the option holder to buy the number of shares of Dun & Bradstreet Common Stock covered by the option (an "option exercise") at a price equal to the market price of the stock at the time of grant. Thus, the options gain value only to the extent the stock price exceeds the option exercise price during the life of the option. The options may not be exercised for at least one year after grant. Generally, they may then be exercised in installments of 25% of the grant amount each year until they are 100% vested and they expire 10 years after the grant date.

  BASIS OF 1995 COMPENSATION

     As indicated in the Company's executive compensation philosophy, a major factor in the Committee's compensation decisions is the competitive marketplace for senior executives. The Committee uses the services of outside compensation consultants to secure data on competitive compensation trends and meets with these consultants outside the presence of management. In setting competitive compensation levels, the Company compares itself to a self-selected group of companies of comparable size, market capitalization, technological and marketing capabilities, performance and global presence with which Dun & Bradstreet competes for executives (the "compensation comparison group"). Since the Company's most direct competitors for executive talent are not the same companies used for a comparison of Shareholder return, the compensation comparison group is not the same as the "performance peer group" used for the 5-Year Cumulative Total Return graph discussed below.

     In determining the 1995 salary and bonus opportunity for Mr. Weissman and the other named executives, the Committee's goal was to set compensation opportunity levels above the median compensation level, but not exceeding the 75th percentile, of the compensation comparison group of companies. The Committee also took account of the Company's revenue, cash flow and return on shareholders' equity performance, its ability to meet EPS targets, improvements in operating margins through increased productivity and lower costs, and other actions taken to increase the long-term value of the Company to its Shareholders, without any specific weighting of those factors. In addition, the Committee took into consideration actions to encourage the Company's employees to focus on customer satisfaction and to ensure that the Company's values and ethical business standards are clearly understood and followed by its employees worldwide.

     After considering the factors discussed above, the Committee increased Mr. Weissman's 1995 salary by 3.8% over 1994, and increased his 1995 bonus opportunity by 4.2% over 1994. In determining the performance targets for earning the 1995 bonus, the Committee believed that revenue growth, net income growth and EPS growth were of equal significance, and thus these three factors were given essentially equal weight (34%, 33% and 33%, respectively) in determining the bonus to be earned. Because the actual results for 1995 were above the targets established, the bonus payment to Mr. Weissman shown in the Summary Compensation Table was higher than his established bonus opportunity.

     For 1995 and at least the five previous years, year-to-year increases in total annual cash compensation opportunities for Mr. Weissman and the other named executives have generally reflected a higher percentage increase in bonus opportunity versus salary in order to provide a strong linkage between compensation and corporate performance.

     Generally, the Committee sets the size of stock option grants based on a multiple of salary, after considering the practices of the compensation comparison group. In determining the level of option grants, the Committee's approach is to set the grant levels at slightly above the median compensation level of the compensation comparison group. The Committee has not specifically used as a factor the number of options held by the named executive, since to do so might encourage the executive to exercise options earlier than otherwise. However, the Committee does review an analysis of the executive's past compensation, and, where applicable, prospective compensation values based on various assumptions of retirement age and corporate performance. The table labeled "Option/SAR Grants in Last Fiscal Year" lists the present values associated with 1995 option grants to Mr. Weissman and the other named executives, based on the Black-Scholes option valuation model, which is one of the methods permitted by the SEC to value options.

     The Committee believes that the 1995 compensation package for Mr. Weissman is appropriate in view of the performance of the Company as indicated in the graphs discussed below and the other factors considered by the Committee. The first graph following this Report compares the Company's five-year cumulative total return to Shareholders (stock price appreciation plus dividends) from December 31, 1990 to December 31, 1995 with the return for the Standard & Poor's 500 Index ("S&P 500") and an index of performance peer group companies. Since there is no widely recognized standard industry group or index comprising Dun & Bradstreet and peer companies, the BusinessWeek magazine Publishing Group of companies has been used as the peer group. This is an independently compiled company grouping that includes Dun & Bradstreet and 13 other companies and approximates Dun & Bradstreet's industry group. The performance peer group return figures shown in the graph exclude Dun & Bradstreet and one company which does not have sufficient available data. While Dun & Bradstreet had a return lower than the S&P 500 over the five-year period, the Company's cumulative total return to Shareholders was slightly higher than that of the performance peer group. In addition, as shown in the second graph following this Report, Dun & Bradstreet outperformed the S&P 500 and the performance peer group in return on shareholders' equity over the five-year period.

   EXECUTIVE COMPENSATION AND STOCK OPTION COMMITTEE

     James R. Peterson, Chairman
     Robert J. Lanigan
     Vernon R. Loucks Jr.
     Michael R. Quinlan

     (The following tabular information is a description, pursuant to Rule 304 of Regulation S-T, of a graph contained in the paper format of this Proxy Statement being sent to Shareholders.)


                             Comparison of 5-Year Cumulative Total Return
                      Dun & Bradstreet, S&P 500 & BusinessWeek Publishing Group

                        12/31     12/31     12/31     12/31     12/31     12/29
                        1990      1991      1992      1993      1994      1995
                       ------    ------    ------    ------    ------    ------
S&P 500 .............  $100.0    $130.5    $140.4    $154.6    $156.6    $214.9
Dun & Bradstreet ....   100.0     142.9     149.4     165.9     154.8     191.0
Peer Group ..........   100.0     122.3     142.6     171.4     158.4     187.4

  Source: Zacks Investment Research.
  Assumes $100 invested on 12/31/90.
  Total return calculated to December 29, 1995.
  Assumes dividend reinvestment.

  The performance peer group consists of Dow Jones & Company, Inc., Gannett Co., Inc., Knight-Ridder, Inc., McGraw-Hill, Inc., Meredith Corporation, Reader's Digest Association, The E.W. Scripps Company, The New York Times Company, The Times Mirror Company, The Washington Post Company, Time Warner Inc. and the Tribune Company. These companies, along with Dun & Bradstreet and one company that does not have sufficient available data, constitute BusinessWeek's publishing group as published on December 25, 1995.
--------------------------------------------------------------------------------
     (The following tabular information is a description, pursuant to Rule 304 of Regulation S-T, of a graph contained in the paper format of this Proxy Statement being sent to Shareholders.)


                            Comparison of 5-Year Return on Average Equity
                      Dun & Bradstreet, S&P 500 & BusinessWeek Publishing Group

                                               YEAR END
                        ------------------------------------------------------
                        1990      1991      1992      1993      1994      1995
                       ------    ------    ------    ------    ------    ------
Dun & Bradstreet ..... 24.21%    24.37%    25.58%    34.39%    51.12%    45.45%
S&P 500 .............. 12.53%     9.07%    10.81%    14.90%    16.61%    17.77%
Peer Group ...........  6.44%     6.66%     7.48%    10.37%    13.10%    12.70%

  Source: Compustat.
  1995 reflects the latest 4 quarters available (through 3Q95).
  1993, 1994 and 1995 use Earnings From Operations, prior years use Income
    Before Extraordinary Items.
  Peer Group weighted by average book value.


                                                  SUMMARY COMPENSATION TABLE

                                                                                 Long-Term Compensation
                                                                            --------------------------------
                                             Annual Compensation                  Awards            Payouts
                                        -----------------------------       ------------------     ---------
          (a)                   (b)      (c)        (d)        (e)          (f)            (g)         (h)        (i)

                                                              Other                   Securities
                                                              Annual     Restricted   Underlying   Long-Term   All Other
                                                              Compen-      Stock       Options/    Incentive   Compen-
                                        Salary    Bonus(1)   sation(2)   Award(s)(3)   SAR's(4)    Payouts(5)  sation(6)
  Name and Principal Position  Year       ($)       ($)          ($)          ($)        (#)           ($)        ($)
  ---------------------------  ----     ------    -------     --------   ----------    --------    ----------  --------
  Robert E. Weissman           1995    830,000    802,095       216       443,895      34,823       887,800     55,063
  Chairman and Chief           1994    818,173    669,571     2,057       373,500      41,111       747,080     61,063
   Executive Officer           1993    674,077    591,334         0       306,734      40,160       613,500     54,472

  Dennis G. Sisco              1995    351,615    453,901         0       252,058      15,696       104,220     26,308
  Executive Vice President     1994    287,269    407,000         0        45,188      11,111        90,436     17,818
                               1993    243,393    155,966         0        36,774      13,780        73,620     16,069

  Volney Taylor                1995    495,000    303,615         0       202,556      16,000       405,120     29,821
  Executive Vice President     1994    481,981    313,348         0       185,438      18,888       370,892     44,119
                               1993    444,423    491,941         0       153,963      27,037       307,988     37,807

  Robert J Lievense            1995    411,026    265,662     1,187       307,988      15,696       116,112     23,216
  Executive Vice President     1994    296,712    329,480    27,808        36,313      11,111        72,700     19,531
                               1993    273,469    180,181         0        18,671      13,780        37,380     15,875

  William G. Jacobi            1995    377,315    277,557     3,448       277,964      13,813       155,996     21,217
  Executive Vice President     1994    315,000    195,069         0        40,500       8,888        81,000     23,981
                               1993    289,841    214,390         0        38,590      13,780        77,259     19,898

  Edwin A. Bescherer, Jr.      1995    460,000    367,850        77       231,593           0       463,200     28,977
  Former Executive Vice        1994    456,173    327,233         0       179,375      18,888       358,795     36,651
   President and Chief         1993    414,539    352,902         0       138,016      18,634       276,075     31,506
   Financial Officer*
-------------

 (1) Bonus amounts shown were earned with respect to each year indicated and paid in the following year.
 (2) Amounts shown represent reimbursement for taxes paid by the named executive officers with respect to Company-directed spousal travel and certain other expenses.
 (3) Amounts shown represent dollar value on the date of grant of restricted stock granted in each year. The grants to Messrs. Sisco, Lievense and Jacobi consisted of annual grants in connection with performance unit awards of 1,031, 1,149 and 1,544 shares, respectively, and additional grants with respect to promotions during 1995 of 3,846, 4,807 and 3,846 shares, respectively. Restricted stock awards vest one-third in each of the three years following the date of the award, except that the promotion-related awards vest 100% two years following the date of the award. Dividends are paid at the rate established from time to time for Dun & Bradstreet Common Stock. In addition, the number and value of the aggregate restricted stock holdings of the named executive officers at December 31, 1995 were: Mr. Weissman--14,576 shares ($943,798);
       Mr. Sisco--5,575 shares ($360,982); Mr. Taylor--6,894 shares ($446,388);
       Mr. Lievense--8,711 shares ($564,038); Mr. Jacobi--6,049 shares ($391,673); and Mr. Bescherer--7,311 shares ($473,388).
 (4) Amounts shown represent the number of non-qualified stock options, without tandem stock appreciation rights, granted each year.
 (5) Amounts shown represent payments made in each year under the Key Employees Performance Unit Plan.
 (6) Amounts shown represent aggregate annual Company contributions for the account of each named executive officer under the Dun & Bradstreet Profit Participation Plan ("PPP") and the Profit Participation Benefit Equalization Plan ("PPBEP"), plans which are open to employees of Dun & Bradstreet and certain subsidiaries upon completion of one year of service. The PPP is a tax-qualified defined contribution plan and the PPBEP is a non-qualified plan which provides a benefit to participants in the PPP equal to the amount of Company contributions that would have been made to the participant's PPP account but for certain Federal tax laws.

   * Mr. Bescherer resigned as Executive Vice President-Finance and Chief Financial Officer in September 1995 pursuant to a planned transition and was not an executive officer on December 31, 1995.

                                      OPTION/SAR GRANTS IN LAST FISCAL YEAR




                                               Individual Grants
--------------------------------------------------------------------------------------------------------
           (a)                   (b)              (c)             (d)           (e)            (f)

                              Number of
                             Securities
                             Underlying       % of Total
                              Options/       Options/SAR's     Exercise
                                SAR's         Granted to        or Base                    Grant Date
                              Granted (1)     Employees in        Price     Expiration   Present Value (2)
           Name                  (#)          Fiscal Year      ($/Share)        Date           ($)
           ----               ----------      -----------      ---------    -----------  ----------------
  Robert E. Weissman           34,823            1.91%           63.75        12/19/05       321,416

  Dennis G. Sisco              12,235            0.86%           63.75        12/19/05       112,929
                                3,461                            52.00        04/18/05        24,435

  Volney Taylor                16,000            0.88%           63.75        12/19/05       147,680

  Robert J Lievense            12,235            0.86%           63.75        12/19/05       112,929
                                3,461                            52.00        04/18/05        24,435

  William G. Jacobi            10,352            0.76%           63.75        12/19/05        95,549
                                3,461                            52.00        04/18/05        24,435

  Edwin A. Bescherer, Jr.           0              N/A             N/A             N/A           N/A
----------

(1) Amounts shown represent the number of non-qualified stock options, without tandem stock appreciation rights ("SAR's"), granted in 1995. Options may not be exercised for at least one year after grant and may then be exercised in installments of 25% of the grant amount each year until they are 100% vested. Payment must be made in full upon exercise in cash or Common Stock. The option holder may elect to have shares of Common Stock issuable upon exercise withheld by the Company to pay withholding taxes due. The options shown include Limited SAR's in tandem with the options. Limited SAR's are exercisable only if and to the exten that the related option is exercisable and are exercisable only during the 30-day period following the acquisition of at least 20% of the outstanding Common Stock pursuant to a tender or exchange offer not made by the Company. Each Limited SAR permits the holder to receive cash equal to the excess over the related option exercise price of the highest price paid pursuant to a tender or exchange offer for Common Stock which is in effect at any time during the 60 days preceding the date upon which the Limited SAR is exercised. Limited SAR's can be exercised regardless of whether the Company supports or opposes the offer.

(2) Grant date present value is based on the Black-Scholes option valuation model, which makes the following material assumptions for the April 19, 1995 grant and the December 20, 1995 grant, respectively: an expected stock-price volatility factor of 15.006% and 15.911%, a risk-free rate of return of 7.06% and 5.93%, dividends at the annualized rate of $2.60 and $2.64 per share, a time of exercise of ten years, and reductions of approximately 9.73% to reflect the probability of forfeiture due to termination prior to vesting and approximately 10.47% and 11.24% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. These assumptions may or may not be fulfilled. The amounts shown cannot be considered predictions of future value. In addition, the options will gain value only to the extent the stock price exceeds the option exercise price during the life of the option.

                             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                                        FISCAL YEAR-END OPTION/SAR VALUES

          (a)                   (b)          (c)                   (d)                        (e)
                                                          Number of Securities
                                                         Underlying Unexercised     Value of Unexercised
                               Shares                    Options/SAR's at Fiscal   In-the-Money Options/SAR's
                              Acquired       Value            Year-End(2)(#)         at Fiscal Year-End(3)($)
                            on Exercise   Realized(1)  --------------------------  --------------------------
  Name                           (#)          ($)      Exercisable  Unexercisable  Exercisable  Unexercisable
  ----                      -----------   ----------   -----------  -------------  -----------  -------------
  Robert E. Weissman ........      0            0         219,875      95,174       3,142,125      482,548
  Dennis G. Sisco ...........      0            0          29,672      32,158         376,990      178,778
  Volney Taylor .............  6,218      117,753         117,136      48,707       1,643,766      248,793
  Robert J Lievense .........      0            0          28,828      32,271         341,838      179,569
  William G. Jacobi .........  2,390       41,974          35,110      28,512         391,548      158,299
  Edwin A. Bescherer, Jr.....  1,804       11,050          76,839      27,899       1,004,221      206,490
                               3,612       22,124
                               7,235      100,386


-------------

(1) Amounts shown represent the value realized upon the exercise of stock options during 1995, which equals the difference between the exercise price of the options and the closing market price of the underlying Common Stock on the date preceding the exercise date.

(2)    No SAR's were outstanding at December 31, 1995.

(3) The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing market price of the underlying Common Stock at December 29, 1995. Options are in-the-money if the fair market value of the Common Stock exceeds the exercise price of the option.


                               LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

           (a)                    (b)             (c)            (d)           (e)             (f)
                                              Performance            Estimated Future Payouts
                                 No. of         or Other        Under Non-Stock Price-Based Plans(2)
                              Shares, Units   Period Until   ---------------------------------------
                                or Other       Maturation    Threshold($)   Target($)     Maximum($)
  Name                         Rights(1)($)     or Payout        (0%)         (100%)        (200%)
  ----                         ------------   ------------   ------------   ---------     ----------

  Robert E. Weissman .........         0              N/A        N/A            N/A           N/A
  Dennis G. Sisco ............   120,000      Three Years          0        120,000       240,000
  Volney Taylor ..............         0              N/A        N/A            N/A           N/A
  Robert J Lievense ..........   120,000      Three Years          0        120,000       240,000
  William G. Jacobi ..........   120,000      Three Years          0        120,000       240,000
  Edwin A. Bescherer, Jr......         0              N/A        N/A            N/A           N/A


------------
(1) Amounts shown represent the nominal dollar value of grants under the Dun & Bradstreet Performance Unit Plan to Messrs. Sisco, Lievense and Jacobi with respect to promotions during 1995. In connection with the announced plan to separate Dun & Bradstreet into three independent public companies, the three-year performance unit grant that otherwise would have been made to the named executive officers in 1995 was converted into a one-year cash award that is not included in this table because it is not a "long-term" award as defined by the SEC.

(2) Awards may range from 0 to 200% of the nominal grant value based on achievements within a range of performance goals.

Retirement Benefits

     The following table sets forth the estimated aggregate annual benefits payable under the Dun & Bradstreet Retirement Plan, Dun & Bradstreet's Supplemental Executive Benefit Plan and Pension Benefit Equalization Plan to persons in specified average final compensation and credited service classifications upon retirement at age 65. Amounts shown in the table include U.S. Social Security benefits which would be deducted in calculating benefits payable under these plans. These aggregate annual retirement benefits do not increase as a result of additional credited service after 15 years.


                            Estimated Aggregate Annual Retirement Benefit
   Average                           Assuming Credited Service of:
    Final            -----------------------------------------------------------
Compensation         15 Years     20 Years     25 Years     30 Years    35 Years
------------         --------     --------     --------     --------    --------
$ 550,000.........  $ 330,000    $ 330,000    $ 330,000    $ 330,000   $ 330,000
  700,000.........    420,000      420,000      420,000      420,000     420,000
  850,000.........    510,000      510,000      510,000      510,000     510,000
1,000,000.........    600,000      600,000      600,000      600,000     600,000
1,300,000.........    780,000      780,000      780,000      780,000     780,000
1,600,000.........    960,000      960,000      960,000      960,000     960,000
1,900,000.........  1,140,000    1,140,000    1,140,000    1,140,000   1,140,000


     The number of years of credited service for Messrs. Weissman, Sisco, Taylor, Lievense, Jacobi and Bescherer are, respectively, 16, 7, 24, 6, 16 and 17.

     Compensation, for the purpose of determining retirement benefits, consists of salary, wages, cash bonuses, commissions and overtime pay. Severance pay, contingent payments and other forms of special remuneration are excluded. Bonuses included in the Summary Compensation Table above are not paid until the year following the year in which they are accrued and expensed; therefore, compensation for purposes of determining retirement benefits varies from the Summary Compensation Table amounts in that bonuses expensed in the previous year but paid in the current year are part of retirement compensation in the current year and current year's bonuses accrued and included in the Summary Compensation Table are not. For 1995, compensation for purposes of determining retirement benefits for the named executive officers differed by less than 10% from the amounts shown in the table except that compensation for 1995 for purposes of determining retirement benefits for Mr. Jacobi was $572,384.

     Average final compensation is defined as the highest average annual compensation during five consecutive twelve-month periods in the last ten consecutive twelve-month periods of the member's credited service. Members vest in their accrued retirement benefit upon completion of five years' service. The benefits shown in the table above are calculated on a straight-life annuity basis.

Change-in-Control Severance Agreements

     Beginning in 1989, the Company entered into agreements with the executive officers named in the Summary Compensation Table above (as well as other officers and key employees of Dun & Bradstreet and its domestic subsidiaries) providing for certain benefits upon actual or constructive termination of employment in the event of a Change in Control (as defined below) of the Company. With respect to the named executive officers, if, following a Change in Control, such an executive officer's employment is terminated other than for cause or by reason of death, disability or normal retirement, or the executive officer terminates employment for "good reason" (generally, an unfavorable change in employment status, compensation or benefits or a required relocation), such executive officer shall be entitled to receive a lump sum payment equal to three times salary plus bonus opportunity, continuation of welfare benefits and certain perquisites for three years, outplacement consulting in the amount of 20% of salary plus bonus opportunity, immediate vesting of all deferred compensation and benefit plan entitlements and payment of any excise taxes due in respect of the foregoing benefits. The term of each agreement continued until December 31, 1992, and has been automatically extended for additional one-year terms subject to termination by the Company. There is an automatic 24-month extension following any Change in Control. A Change in Control generally is deemed to occur if: (i) any person becomes the owner of 30% of Dun & Bradstreet's voting securities; (ii) during a two-year period the majority of the membership of the Board of Directors changes without approval of two-thirds of the directors who either were directors at the beginning of the period or whose election was previously so approved; (iii) the Shareholders approve a merger or consolidation with another company in which Dun & Bradstreet's voting securities do not continue to represent at least 50% of the surviving entity; or (iv) the Shareholders approve a liquidation, sale or disposition of all or substantially all of the Company's assets.

Executive Transition Plan

     The Dun & Bradstreet Executive Transition Plan (the "ETP") provides severance benefits to executive officers of the Company (including those named in the Summary Compensation Table above) and certain of its subsidiaries, selected by the Company's Chief Executive Officer. The ETP provides for the payment of severance benefits if the employment of a covered executive terminates by reason of a reduction in force, job elimination, unsatisfactory job performance or a mutually acceptable resignation. In the event of an eligible termination, the executive will be paid 104 weeks of salary continuation consisting of annual base salary (at the same payroll intervals applicable to active employees) and annual bonus opportunity for the year of termination (prorated to reflect its payment at the same payroll intervals as salary). However, if the executive is terminated by reason of unsatisfactory performance, the bonus opportunity will not be included in the salary continuation.

     If an executive obtains new employment while receiving salary continuation, the executive will receive a lump-sum payment of one-half the remaining payments but no further payments will be made.

     In addition, the ETP provides to eligible terminated executives (i) continued medical, dental and life insurance coverage throughout the salary continuation period; (ii) payment of the annual bonus for the year of termination that would have been paid if employment continued, prorated based on the number of months worked during that year; (iii) payment in cash of the long-term performance unit awards that would have been paid if employment continued, prorated based on the number of months worked in the applicable award period, provided the executive was employed for at least 18 months during the cycle, (iv) a cash payment equal to the fair market value of restricted stock forfeited upon termination of employment and (v) in certain instances, outplacement services and financial counseling. The ETP gives the Chief Executive Officer of the Company the discretion to increase or decrease ETP benefits for executives other than the Chief Executive Officer, subject to reporting any such decision to the Committee.

     None of the cash payments for the prorated annual bonus and long-term awards, the cash in lieu of restricted stock or the financial counseling is provided if employment terminates due to unsatisfactory performance.

     Edwin A. Bescherer, Jr. resigned as Executive Vice President-Finance and Chief Financial Officer effective September 20, 1995 and retired as an employee on March 1, 1996. Effective March 1, 1996, Mr. Bescherer will receive benefits under the ETP and be eligible for benefits under provisions in various plans applicable to retirees.

Compensation of Directors

     Cash Compensation. In 1995, each director not employed by the Company was paid a retainer at an annual rate of $30,000 in quarterly installments and each such director who was Chairman of a Committee of the Board of Directors was paid an additional retainer at an annual rate of $4,000 in quarterly installments. In addition, each such director was paid a fee of $1,200 for each Board or Committee meeting attended in 1995. If a Board or Committee meeting lasted more than half a day or if such meeting was held other than on a date regularly scheduled for a Board meeting, the regular $1,200 fee was doubled for such meeting. Directors who were employed by the Company received no retainers or fees.

     Each director not employed by the Company may elect on or before December 31 of any year to have all or a specified part of the retainer and fees during the subsequent calendar year or years deferred until such director ceases to be a director. New directors may similarly so elect at the beginning of their terms. Such deferred amounts are held for the account of directors and bear interest at prescribed rates. Deferred amounts and accrued interest are paid in accordance with a director's election in a lump sum or five or ten annual installments commencing on the tenth day of the calendar year following the year in which such person ceases to be a director of Dun & Bradstreet, except that the balance of a director's account is paid in a lump sum on the tenth day of the calendar year following the director's death to the director's estate or to such beneficiary as was previously designated by the director. A director may change or terminate an election to defer retainers and fees, effective as of the end of the calendar year in which notice of such change or termination is given to Dun & Bradstreet.

     Upon the occurrence of a Change in Control of the Company, (i) a lump sum payment shall be made to each director of the amount credited to the director's deferred account on the date of the Change in Control and (ii) the total amount credited to each director's deferred account from the date of the Change in Control until the date such director ceases to be a director shall be paid in a lump sum at that time. In addition, any notice by a director to change or terminate an election to defer retainers and fees given on or before the date of the Change in Control shall be effective as of the date of the Change in Control rather than the end of the calendar year.

     Restricted Stock Plan. Under the terms of The Dun & Bradstreet Corporation Restricted Stock Plan for Non-Employee Directors, each director not employed by the Company is granted an award of 300 shares of Dun & Bradstreet Common Stock on the fourth full New York Stock Exchange trading day following the Company's release of its earnings results for the second quarter of each year. Accordingly, each such director was granted an award of 300 shares of Dun & Bradstreet Common Stock on July 25, 1995. Pursuant to the terms of the plan, shares vest five years after the date of grant. Until the shares vest, the recipient is not able to sell or dispose of them but is entitled to vote them and receive dividends. A participant in the plan forfeits all rights to restricted shares that have not vested upon involuntary termination of Board service for cause by Board or Shareholder action. Any unvested shares vest if a participant retires, becomes disabled, dies or is involuntarily terminated from Board service without cause following a Change in Control of the Company.

     Retirement Plan. Directors who serve as such for at least five years, including at least two years during which the director was not also employed by the Company, participate in a retirement benefit plan. Upon reaching age 70 (or age 65 in the case of a director who retires due to disability), a director satisfying such criteria is entitled to receive annually, after retirement from the Board, an amount equal to the annual retainer being paid directors (exclusive of meeting fees) at the time the director retires. To receive any such benefits, a former director must agree to be available to consult with and render advice to the Company. Conduct detrimental to the Company results in forfeiture of retirement benefits. Benefits cease upon a former director's death.

     Upon the occurrence of a Change in Control of the Company, (i) a director already receiving benefits under the plan shall have the present value of the remaining benefits payable to the director paid in a lump sum, (ii) a director who has five or more years of eligible service at the time of a Change in Control shall have the present value of such director's accrued benefits at that time paid in a lump sum, (iii) a director who has at least two but less than five years of eligible service at the time of a Change in Control shall have a pro rata portion (based on the number of full years of service) of the present value of the benefits such director would be entitled to had he or she completed five years of eligible service paid in a lump sum, (iv) a director who has less than two years of eligible service at the time of a Change in Control but who subsequently completes two years of eligible service shall have forty percent of the present value of the benefits such director would be entitled to had he or she completed five years of eligible service paid in a lump sum at that time, and (v) upon the persons referred to in (ii), (iii), and (iv) above ceasing to be directors, such persons shall have the present value of any additional benefits accrued by them under the plan after the initial lump sum payment paid in a lump sum.

                   SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth the number of shares of Dun & Bradstreet Common Stock, par value $1 per share, the only outstanding equity security (other than stock options) or voting security of Dun & Bradstreet, beneficially owned by each of the directors, each of the executive officers named in the Summary Compensation Table above, and all present directors and executive officers of Dun & Bradstreet as a group, at December 31, 1995. The table also sets forth the name and address of the only persons known to Dun & Bradstreet to be the beneficial owners (the "Owners") of more than five percent of the outstanding Common Stock and the number of shares so owned, to Dun & Bradstreet's knowledge, on December 31, 1995. Such information is based upon information furnished by each such person (or, in the case of the Owners, based upon a Schedule 13G filed by such Owners with the SEC) and is correct to the best knowledge of Dun & Bradstreet. It should be noted that in certain cases shares required under rules of the SEC to be shown as beneficially owned are shares to which the indicated person holds only rights to acquire within 60 days through exercise of stock options. Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed. All directors and executive officers as a group own less than 1% of the Common Stock. Percentages are based upon the number of shares of Dun & Bradstreet Common Stock outstanding at December 31, 1995, plus, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of such date.

                                    Number of
                                   Shares and
       Name                    Nature of Ownership
       ----                    -------------------
  Hall Adams, Jr. ............    500    Direct
                                  600    Restricted Stock Grant (1)
                               ------
                                1,100
                               ------

  Clifford L. Alexander, Jr. .    400    Direct (2) (3)
                                  600    Restricted Stock Grant (1)
                               ------
                                1,000
                               ------

  Edwin A. Bescherer, Jr. .... 10,754    Direct
                                7,311    Restricted Stock Grant (4)
                               76,839    Rights to Acquire Within 60 Days by
                               ------      Exercise of Options
                               94,904
                               ------

  Mary Johnston Evans ........  1,000    Direct
                                  600    Restricted Stock Grant (1)
                               ------
                                1,600
                               ------

  William G. Jacobi ..........  2,390    Direct
                                6,049    Restricted Stock Grant (4)
                               35,110    Rights to Acquire Within 60 Days by
                               ------      Exercise of Options
                               43,549
                               ------

  Robert J. Lanigan ..........  6,200    Direct (5)
                                  600    Restricted Stock Grant (1)
                               ------
                                6,800
                               ------

  Robert J Lievense ..........    133    Direct (6)
                                8,711    Restricted Stock Grant (4)
                               28,828    Rights to Acquire Within 60 Days by
                               ------      Exercise of Options
                               37,672
                               ------

  Vernon R. Loucks Jr. .......    700    Direct (7)
                                  600    Restricted Stock Grant (1)
                               ------
                                1,300
                               ------

  John R. Meyer ..............  2,500    Direct (2) (3)
                                  600    Restricted Stock Grant (1)
                               ------
                                3,100
                               ------

  James R. Peterson ..........  3,400    Direct
                                  600    Restricted Stock Grant (1)
                               ------
                                4,000
                               ------

  M. Bernard Puckett .........    300    Restricted Stock Grant (1)
                               ------
                                  300
                               ------

  Michael R. Quinlan .........    500    Direct
                                  600    Restricted Stock Grant (1)
                               ------
                                1,100
                               ------

  Dennis G. Sisco ............    710    Direct
                                5,575    Restricted Stock Grant (4)
                               29,672    Rights to Acquire Within 60 Days by
                               ------      Exercise of Options
                               35,957
                               ------

                                    Number of
                                   Shares and
       Name                    Nature of Ownership
      -----                    -------------------
Volney Taylor                  59,628    Direct
                                6,894    Restricted Stock Grant (4)
                              117,136    Rights to Acquire Within 60 Days by
                              -------      Exercise of Options
                              183,658
                              -------
Robert E. Weissman            107,564    Direct
                               14,576    Restricted Stock Grant (4)
                              219,875    Rights to Acquire Within 60 Days by
                              -------      Exercise of Options
                              342,015
                              -------
All Directors and Executive
   Officers as a Group        804,294    (8)
                              -------
The Capital Group
   Companies, Inc.
   and its subsidiary,
   Capital Research and
   Management Company,
   333 South Hope Street,
   Los Angeles, CA 90071   14,859,800(9)(10)
                           ----------
------------
 (1) Represents shares of restricted stock granted under The Dun & Bradstreet Corporation Restricted Stock Plan for Non-Employee Directors, which shares are scheduled to vest in 1999 and 2000.

 (2)   As to which the indicated person has shared voting power.

 (3)   As to which the indicated person has shared investment power.

 (4) Represents shares of restricted stock granted under the 1989 Key Employees Restricted Stock Plan, which shares are scheduled to vest in 1996, 1997 and 1998. Mr. Bescherer's shares vested upon his retirement on March 1, 1996.

 (5) These shares are held in two revocable trusts (one trust holding 5,000 shares and the other 1,200 shares) for the benefit of Mr. Lanigan in which he is the settlor and sole beneficial owner and over which he has sole investment control.

 (6)   Includes 100 shares held in the Robert J Lievense IRA.

 (7)   Includes 300 shares held in a Keogh Plan for the benefit of Mr. Loucks.

 (8) Includes all shares beneficially owned, regardless of nature of ownership, and all rights to acquire shares within 60 days. Excludes the shares owned by Mr. Bescherer who was not an executive officer as of December 31, 1995.

 (9)   Represents 8.77% of the total outstanding Common Stock on December 31,
       1995.

(10) The Capital Group Companies, Inc. ("CGCI") and its wholly-owned subsidiary, Capital Research and Management Company ("CRMC"), jointly filed a Schedule 13G with the SEC on February 9, 1996. This Schedule 13G shows that CRMC, a registered investment adviser, had, as of December 31, 1995, sole dispositive power (but no voting power) over 12,389,000 shares of Common Stock. Because of the SEC's ownership attribution rules, the
       Schedule 13G also shows CGCI as having sole dispositive power over such shares, as well as sole voting and dispositive power over an additional 1,101,000 shares and sole dispositive power (but no voting power) over a further 1,369,800 shares.

                                 OTHER MATTERS

         Dun & Bradstreet knows of no matters, other than those referred to herein, which will be presented at the meeting. If, however, any other appropriate business should properly be presented at the meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

                  SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

         Shareholder proposals intended to be presented at the Dun & Bradstreet Annual Meeting of Shareholders in 1997 must be received by Dun & Bradstreet no later than November 8, 1996.

  March 8, 1996
                                       20

                        THE DUN & BRADSTREET CORPORATION

   PROXY/VOTING INSTRUCTIONS FOR THE ANNUAL MEETING TO BE HELD APRIL 16, 1996
            AT 9:30 A.M. AT 1209 ORANGE STREET, WILMINGTON, DELAWARE

         ROBERT E. WEISSMAN, NICHOLAS L. TRIVISONNO and EARL H. DOPPELT, or any of them, with full power of substitution, and/or Bankers Trust Company, the Trustee of the Dun & Bradstreet Profit Participation Plan (the "PPP") and of the DonTech Profit Participation Plan (the "DPPP"), are hereby authorized and/or instructed to represent and/or vote all the shares of Common Stock of The Dun & Bradstreet Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders on April 16, 1996, and at any adjournment thereof:

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL NOMINEES IDENTIFIED IN ITEM (1) AND FOR ITEM (2).

     (1) Election of Class III Directors for a three-year term expiring at the 1999 Annual Meeting of Shareholders.
         Nominees: Robert J. Lanigan, Vernon R. Loucks Jr.,
         M. Bernard Puckett and Volney Taylor.

         [ ] FOR all nominees listed          [ ] WITHHOLD authority to vote for
             above, except vote withheld          all nominees
             from the following nominees
             (if any):
     ___________________________________
     (2) Approval of Coopers & Lybrand L.L.P. as independent public accountants to audit the Company's consolidated financial statements for 1996.
         Mark only one.

           [ ] FOR                   [ ] AGAINST                [ ] ABSTAIN

                                                 (Please Turn Over and Sign)

--------------------------------------------------------------------------------

                        THE DUN & BRADSTREET CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM (3).

     (3) Approval of a Shareholder proposal regarding implementation of the MacBride Principles in Northern Ireland. Mark only one.

            [ ] FOR                    [ ] AGAINST                [ ] ABSTAIN

         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. A PROXY WHICH IS SIGNED AND RETURNED BY A SHAREHOLDER OF RECORD WITHOUT SPECIFICATION MARKED IN THE INSTRUCTION BOXES WILL BE VOTED FOR ELECTION OF ALL NOMINEES IDENTIFIED IN ITEM (1), FOR ITEM (2), AND AGAINST ITEM (3). WITH RESPECT TO EACH OF ITEMS (1),
(2) AND (3), THE TRUSTEE OF THE PPP AND OF THE DPPP WILL VOTE THE SHARES OF COMMON STOCK HELD IN THE PPP AND IN THE DPPP, FOR WHICH VOTING INSTRUCTIONS HAVE NOT BEEN RECEIVED PRIOR TO APRIL 9, 1996 WITH RESPECT TO SUCH ITEM, IN THE SAME PROPORTION AS THOSE PPP AND DPPP SHARES FOR WHICH IT HAS RECEIVED INSTRUCTIONS ON SUCH ITEM.

                                          Date___________________________, 1996

                                          _____________________________________

                                          _____________________________________
                                                      Signature(s)

                                          Please sign exactly as the name
                                          appears at left. Joint owners should
                                          each sign. Executors,
                                          administrators, trustees, etc.
                                          should so indicate when signing and
                                          sign as required by the authority
                                          held.

                                          Proxy form begins on the reverse
                                          side. PLEASE VOTE, DATE, SIGN AND
                                          RETURN IMMEDIATELY.